Exhibit 99.1

ChoiceOne Financial Reports Third Quarter 2020 Results

SPARTA, Mich., Oct. 28, 2020 /PRNewswire/ -- ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank reported financial results for the quarter ended September 30, 2020.

Significant items impacting comparable third quarter and year to date 2020 and 2019 results include the following:

  On October 1, 2019, ChoiceOne completed the merger (the "County Merger") of County Bank Corp., the former parent company of Lakestone Bank & Trust, with and into ChoiceOne with ChoiceOne surviving the merger. Lakestone Bank & Trust was consolidated with and into ChoiceOne Bank effective May 15, 2020.  The total assets, loans and deposits acquired in the County Merger were approximately $712 million, $424 million and $568 million, respectively.
  On July 1, 2020, ChoiceOne completed the merger (the "Community Shores Merger") of Community Shores Bank Corporation, the former parent company of Community Shores Bank, with and into ChoiceOne with ChoiceOne surviving the merger. Community Shores Bank was consolidated with and into ChoiceOne Bank effective October 16, 2020. The total assets, loans and deposits acquired in the Community Shores Merger were approximately $249 million, $168 million and $231 million, respectively.
  ChoiceOne incurred tax-effected merger-related expenses of approximately $1,423,000 and $2,167,000, respectively ($0.18 per diluted share and $0.29 per diluted share, respectively), for the quarter and year ended September 30, 2020.

Financial Highlights

  Net income of $3,829,000 in the third quarter of 2020 compared to $1,021,000 in the same period in 2019.
  Diluted earnings per share of $0.49 in the third quarter of 2020 compared to $0.28 per share in the third quarter of the prior year.
  Excluding $1,423,000 in tax-effected merger-related expenses, net income in the third quarter of 2020 was $5,252,000 or $0.67 per diluted share.
  Excluding loans obtained in the Community Shores Merger, gross loans increased $32.7 million during the third quarter of 2020.
  ChoiceOne incurred $1,225,000 in provision for loan losses expense during the third quarter of 2020 and $3,000,000 in the first nine months of 2020, much of which was related to the impact of the COVID-19 pandemic.
  Excluding deposits obtained in the Community Shores Merger, total deposits grew $30.8 million in the third quarter of 2020.

ChoiceOne reported net income of $3,829,000 for the third quarter of 2020 compared to $1,021,000 in the same period in 2019. Diluted earnings per share were $0.49 in the third quarter of 2020 compared to $0.28 per share in the third quarter of the prior year. Excluding $1,423,000 in tax-effected merger-related expenses, net income for the third quarter of 2020 amounted to $5,252,000 or $0.67 per diluted share, compared to $1,642,000 or $0.45 per diluted share in the same period in 2019 when adjusted for tax-effected merger-related expenses. Net income for the first nine months of 2020 was $11,513,000 or $1.55 per diluted share, compared to $4,144,000 or $1.14 per diluted share in the first nine months of 2019. Net income for the first nine months of 2020, when adjusted to exclude $2,167,000 of tax-effected merger-related expenses, was $13,680,000 or $1.84 per diluted share, compared to $5,338,000 or $1.46 per diluted share in the same period in the prior year when adjusted for tax-effected merger-related expenses. The increases in net income as compared to prior periods in 2019 are largely due to the County Merger and the Community Shores Merger. Higher levels of gains on sales of loans in 2020 compared to the prior year also contributed to net income growth.

"ChoiceOne is pleased and grateful to report strong net income for the third quarter of 2020, particularly in light of the COVID-19 pandemic," said ChoiceOne CEO Kelly Potes. "We experienced significant gains on sales of mortgages offset by a large provision for loan losses expense mostly related to the pandemic. At the same time, our expert teams completed two bank consolidations in 2020 – the consolidation of Lakestone Bank & Trust with and into ChoiceOne Bank in May and the consolidation of Community Shores Bank with and into ChoiceOne Bank in October."

Total assets grew to $1.8 billion as of September 30, 2020, compared to $1.5 billion as of June 30, 2020. Gross loans, excluding loans obtained in the Community Shores Merger, increased $32.7 million in the third quarter of 2020. Interest and fee income related to loans grew $18.0 million or 112% in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. Growth in loan interest and related fee income was boosted by loans originated in the Paycheck Protection Program, the County Merger, and the Community Shores Merger. Accretion from loans acquired through the Paycheck Protection Program totaled $988,000 and $1,802,000 in the three and nine months ended September 30, 2020, respectively. Accretion from loans acquired in the County Merger and Community Shores Merger was $331,000 and $471,000 in the three and nine months ended September 30, 2020, respectively. ChoiceOne incurred $1,225,000 in provision for loan losses expense during the third quarter and $3,000,000 in the first nine months of 2020, much of which was related to the impact of the COVID-19 pandemic. The remaining credit mark on loans acquired from Lakestone Bank & Trust and Community Shores Bank totaled $9.1 million as of September 30, 2020. Although ChoiceOne has not seen significant increases in charge-offs or delinquencies as a result of the COVID-19 pandemic, management is continuing to monitor deferrals and economic indicators which may signify the need for increased provision for loan losses expense. Excluding deposits obtained in the Community Shores Merger, total deposits grew $30.8 million in the third quarter of 2020. A portion of this growth is related to the stimulus package included in the CARES Act as well as funds on deposit from Paycheck Protection Program loans that were not fully utilized as of September 30, 2020.

Total noninterest income increased $11.3 million in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. This was largely due to gains on sales of loans which increased $7.0 million during the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 due to lower interest rates encouraging refinancing activity. Gains on sales of securities were $1.3 million higher in the first nine months of 2020 compared to the first nine months of 2019 as a result of a restructuring of ChoiceOne's securities portfolio in the second quarter of 2020. These gains were offset by the negative change in the market value of equity securities of $184,000 during the first nine months of 2020. Although customer service charges increased overall, they have declined as a percentage of deposits due to the effect of the COVID-19 pandemic on customer activity levels.

Total noninterest expense increased $19.6 million in the first nine months of 2020 compared to the first nine months of 2019. Much of the increase was caused by expenses related to the consolidation of ChoiceOne Bank and Lakestone Bank & Trust in May 2020 and the Community Shores Merger. Other contributing factors to the higher level of noninterest expense in 2020 were amortization of the core deposit intangible and increased costs related to higher mortgage volume levels in 2020 compared to the prior year.

"While we work through the issues related to the COVID-19 pandemic, our recent mergers have presented us with significant scale to move through these unprecedented times," said Potes. "We expect to continue to grow our community bank franchise throughout our expanded network across West and Southeast Michigan, keeping the safety and security of our customers, employees and those in our communities at the forefront of our growth."

About ChoiceOne
ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank operates 33 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne's website at choiceone.com.

Non-GAAP Financial Measures
This press release contains references to financial measures that are not defined in U.S. generally accepted accounting principles ("GAAP"). Management believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne's method of calculating these non-GAAP financial measures may differ from methods used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. See Non-GAAP Reconciliation.

Forward-Looking Statements
This release may contain forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," "may," "could," "look forward," "continue", "future" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, including without limitation the impact of the global coronavirus outbreak (COVID-19). Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

The COVID-19 pandemic is adversely affecting us and our customers, counterparties, employees, and third-party service providers. The ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain.

Additional risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2019 and in Item 1A in ChoiceOne Financial Services, Inc.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

Condensed Balance Sheets (Unaudited)
(In thousands)	09/30/2020	06/30/2020	12/31/2019	09/30/2019
Cash and Cash Equivalents	$117,883	$66,791	$59,558	$16,574
Securities	401,963	381,901	348,888	160,845
Loans Held For Sale	35,826	10,860	3,095	1,202
Loans to Other Financial Institutions	55,064	49,895	51,048	29,992
Loans, Net of Allowance For Loan Losses	1,072,111	902,243	797,991	402,710
Premises and Equipment	30,203	23,779	24,265	15,282
Cash Surrender Value of Life Insurance Policies	32,557	32,363	31,979	15,189
Goodwill	61,000	52,593	52,870	13,728
Core Deposit Intangible	5,664	5,299	6,006	-
Other Assets	19,664	19,355	10,428	8,067

Total Assets	$1,831,935	$1,545,079	$1,386,128	$663,589

Noninterest-bearing Deposits	$447,548	$392,086	$287,460	$152,579
Interest-bearing Deposits	1,138,822	932,222	867,142	421,496
Borrowings	13,234	10,179	33,198	207
Other Liabilities	6,283	7,969	6,189	4,681

Total Liabilities	1,605,888	1,342,456	1,193,989	578,963

Shareholders' Equity	226,047	202,623	192,139	84,626

Total Liabilities and Shareholders' Equity	$1,831,935	$1,545,079	$1,386,128	$663,589

Condensed Statements of Income (Unaudited)
	Three Months Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	09/30/2020	09/30/2019	09/30/2020	09/30/2019
Interest Income
Loans, including fees	$13,047	$5,394	$34,110	$16,064
Securities and other	2,103	1,167	6,564	3,528
Total Interest Income	15,150	6,561	40,674	19,592

Interest Expense
Deposits	946	973	3,229	2,748
Borrowings	143	18	367	277
Total Interest Expense	1,089	991	3,596	3,025

Net Interest Income	14,062	5,570	37,079	16,567
Provision for Loan Losses	1,225	-	3,000	-

Net Interest Income After Provision for Loan Losses	12,837	5,570	34,079	16,567

Noninterest Income
Customer service charges	2,059	1,094	5,306	3,275
Insurance and investment commissions	137	88	416	225
Gains on sales of loans	3,617	638	8,356	1,373
Gains on sales of securities	(35)	19	1,308	22
Trust income	197	-	569	-
Earnings on life insurance policies	193	99	577	290
Change in market value of equity securities	(238)	(147)	(184)	119
Other income	396	144	661	417
Total Noninterest Income	6,326	1,935	17,009	5,721

Noninterest Expense
Salaries and benefits	8,059	3,268	19,546	8,915
Occupancy and equipment	1,556	755	4,185	2,267
Data processing	1,585	676	4,637	1,814
Professional fees	1,221	836	2,897	2,031
Core deposit intangible amortization	395	-	1,102	-
Other expenses	1,733	842	4,748	2,446
Total Noninterest Expense	14,548	6,377	37,114	17,473

Income Before Income Tax	4,614	1,128	13,973	4,815
Income Tax Expense	785	107	2,460	671

Net Income	$3,829	$1,021	$11,513	$4,144

Basic Earnings Per Share	$0.49	$0.28	$1.55	$1.14
Diluted Earnings Per Share	$0.49	$0.28	$1.55	$1.14

Non-GAAP Reconciliation (Unaudited)

In addition to analyzing ChoiceOne's results on a reported basis, management reviews ChoiceOne's results and the results on an adjusted basis. The non-GAAP measures presented in the table below reflect the adjustments of the reported U.S. GAAP results for significant items that management does not believe are reflective of ChoiceOne's current and ongoing operations.

	Three Months Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	09/30/2020	09/30/2019	09/30/2020	09/30/2019
Income before income tax	$4,614	$1,128	$13,973	$4,815
Adjustment for merger-related expenses	1,707	763	2,526	1,351
Adjusted income before income tax	$6,321	$1,891	$16,499	$6,166

Income tax expense	$785	$107	$2,460	$671
Tax impact on adjustment for merger-related expenses	284	142	359	157
Adjusted income tax expense	$1,069	$249	$2,819	$828

Net income	$3,829	$1,021	$11,513	$4,144
Adjusted net income	$5,252	$1,642	$13,680	$5,338

Basic earnings per share	$0.49	$0.28	$1.55	$1.14
Diluted earnings per share	$0.49	$0.28	$1.55	$1.14
Adjusted basic earnings per share	$0.67	$0.45	$1.84	$1.47
Adjusted diluted earnings per share	$0.67	$0.45	$1.84	$1.46

EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-7366 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

CONTACT: Tom Lampen, ChoiceOne Bank, (616) 887-2337, tlampen@choiceone.com